Exhibit 10.7

TECHNOLOGY SERVICES AGREEMENT

This Technology Services Agreement (“Agreement”) is made and entered into as of the date on which AIAI HOLDINGS CORPORATION (the “Company”) files its request for acceleration of the effectiveness of its registration statement with the U.S. Securities and Exchange Commission (the “Effective Date”), by and between the Company, a Delaware corporation, and MESSIER 42, LLC, a Delaware limited liability company (“M42”). The Company and M42 are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, M42 and Company have entered into that certain Master License Agreement of even date herewith (the “License Agreement”), pursuant to which M42 has granted to Company certain licenses and rights to the M42 AI Platform (as defined in the License Agreement);

WHEREAS, Company desires to retain M42 to provide certain services related to the M42 AI Platform, including maintenance, support, enhancement development, training, and consulting services;

WHEREAS, the Parties desire that this Agreement be separate and distinct from the License Agreement to ensure proper characterization of the consideration exchanged under each agreement for tax and accounting purposes;

WHEREAS, the services to be provided under this Agreement constitute services for purposes of Section 351 of the Internal Revenue Code of 1986, as amended, and shall be compensated separately from the license grant under the License Agreement; and

WHEREAS, the Parties desire to set forth their agreement regarding such services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION

1.1 Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the License Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Change Order” means a written document executed by both Parties that describes a requested change to the scope, schedule, or specifications of Services or Deliverables, together with any resulting changes to other terms.

(b) “Customization Services” means services to modify, adapt, or customize the M42 AI Platform to meet Company’s specific requirements, as described in a Statement of Work.

(c) “Deliverables” means any work product, documentation, code, modifications, enhancements, reports, or other materials to be delivered by M42 to Company under this Agreement or a Statement of Work.

(d) “Enhancement Services” means services to develop new features, functionality, or improvements to the M42 AI Platform, as described in a Statement of Work.

(e) “Maintenance Services” means the error correction, bug fixes, patches, and updates provided by M42 as described in Section 3.2.

(f) “Professional Services” means consulting, training, implementation, integration, and other professional services related to the M42 AI Platform, as described in a Statement of Work.

(g) “Services” means, collectively, the Maintenance Services, Support Services, Enhancement Services, Customization Services, Professional Services, and any other services provided by M42 under this Agreement.

(h) “Service Level Agreement” or “SLA” means the service level commitments set forth in this Agreement and in a standalone SLA in a form to be agreed by the Parties, as may be amended from time-to-time by mutual written agreement of the Parties.

(i) “Statement of Work” or “SOW” means a written agreement, in a form to be mutually agreed by the Parties, that is executed by both Parties and describes specific Services to be performed, Deliverables to be provided, timelines, and other relevant terms.

(j) “Support Services” means the technical support services provided by M42 as described in Section 3.3.

1.2 Incorporation of License Agreement Terms. The following terms from the License Agreement are incorporated by reference into this Agreement and shall apply mutatis mutandis: the definitions in the Definitions section of the License Agreement (to the extent not otherwise defined herein), Article III (Term and Termination), Article IV (Ownership of Derivative Works), Article V (Source Code Escrow), Article VII (Confidentiality), Section 8.2 (Indemnification Process), Article X (Dispute Resolution), Section 12.2 (Assignment), Section 12.3 (Notices), and Section 12.5 (Force Majeure).

ARTICLE II

SERVICES OVERVIEW

2.1 Services to be Provided. M42 shall provide to Company the Services described in this Agreement and in any applicable SOW. The initial Services to be provided shall include:

(a) Maintenance Services as described in Section 3.2;

(b) Support Services as described in Section 3.3;

(c) Such Enhancement Services, Customization Services, and Professional Services as requested by Company, the parameters of which the Parties shall agree upon in one or more SOWs.

2.2 Statements of Work.

(a) Execution. Except for Maintenance Services and Support Services, which are governed by the terms of this Agreement, all other Services shall be set forth in a SOW executed by both Parties. Each SOW shall be deemed incorporated into and governed by the terms of this Agreement.

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(b) Required Contents. Each SOW shall include:

(i) a detailed description of the Services to be performed;

(ii) the Deliverables to be provided;

(iii) the timeline for completion of the Services and delivery of Deliverables;

(iv) any specific acceptance criteria or milestones;

(v) any assumptions, dependencies, or exclusions; and

(vi) identification of personnel to be assigned to the project, if applicable.

(c) Conflict. In the event of any conflict between the terms of this Agreement and the terms of a SOW, the terms of the SOW shall control solely with respect to the specific Services covered by that SOW, provided that no SOW shall diminish M42’s obligations under Article V (Warranties) or Article VI (Intellectual Property Ownership).

(d) Changes. Any changes to an executed SOW shall be documented in a Change Order executed by both Parties.

2.3 Service Standards. M42 shall perform all Services:

(a) in a professional and workmanlike manner consistent with industry standards;

(b) using personnel with appropriate skill, experience, and qualifications;

(c) in compliance with all applicable laws and regulations;

(d) in accordance with the specifications, requirements, and timelines set forth in this Agreement or the applicable SOW; and

(e) in accordance with the SLA.

2.4 Location of Services. M42 shall perform Services at M42’s facilities or remotely, except that M42 shall perform Services at Company’s facilities when reasonably necessary and upon reasonable advance notice, subject to Company’s security and access policies.

2.5 Personnel.

(a) Qualified Personnel. M42 shall assign qualified personnel to perform Services.

(b) Substitution. M42 shall not remove or replace any key personnel without Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. If Company objects to any proposed replacement personnel, M42 shall propose alternative personnel reasonably acceptable to Company.

(c) Company Right to Object. If Company reasonably objects to any M42 personnel due to performance issues, M42 shall promptly remove such personnel from providing Services to Company and assign replacement personnel.

(d) Company Resources. Company shall make available such personnel, facilities, equipment, and information as may be reasonably necessary for M42 to perform Services.

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ARTICLE III

SPECIFIC SERVICES

3.1 General. This Article III describes the specific Services that M42 shall provide to Company. Additional Services may be provided pursuant to SOWs as described in Section 2.2.

3.2 Maintenance Services.

(a) Scope. M42 shall provide Maintenance Services for the M42 AI Platform, which shall include:

(i) Error Correction: Correction of reproducible errors, bugs, and defects in the M42 AI Platform that cause it to fail to perform in material conformity with the Documentation;

(ii) Patches and Updates: Provision of patches, updates, and new releases of the M42 AI Platform that M42 makes generally available to its customers or licensees;

(iii) Version Upgrades: Provision of major and minor version upgrades to the M42 AI Platform that M42 makes generally available; and

(iv) Documentation Updates: Updated Documentation reflecting changes to the M42 AI Platform.

(b) Exclusions. Maintenance Services do not include development of new features or functionality (which shall be provided as Enhancement Services pursuant to a SOW); customization or modification for Company’s specific requirements (which shall be provided as Customization Services pursuant to a SOW); or training or consulting services (which shall be provided as Professional Services pursuant to a SOW).

(c) Delivery. M42 shall deliver Maintenance Services by making patches, updates, and upgrades available to Company via electronic download or such other method as M42 may specify. M42 shall provide Company with at least thirty (30) days’ advance notice before discontinuing support for any version of the M42 AI Platform.

(d) Priority Levels. M42 shall provide Support Services and Maintenance Services, including responding to error reports, bug fixes, and technical issues, according to the following categories of priority levels, with the corresponding response times to be set forth in a standalone SLA in a form to be agreed by the Parties. All response times for Priority 1 and Priority 2 issues apply on a Critical Support (24/7) basis. Response times for Priority 3 and Priority 4 issues are calculated on a business days basis in accordance with Business Hours Support.

(i) Priority 1 (Critical): The M42 AI Platform is inoperable or a critical function is unavailable, causing severe business impact.

(ii) Priority 2 (High): A significant function is impaired but the M42 AI Platform remains generally operational, with limited or no workaround available.

(iii) Priority 3 (Medium): A minor function is impaired or there is a minor inconvenience, but the M42 AI Platform remains fully operational with workarounds available.

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(iv) Priority 4 (Low): A cosmetic issue or enhancement request with minimal impact.

3.3 Support Services.

(a) Scope. M42 shall provide Support Services for the M42 AI Platform, which shall include:

(i) Technical Support: Responding to Company’s inquiries regarding the installation, configuration, operation, and use of the M42 AI Platform;

(ii) Problem Diagnosis: Assisting Company in diagnosing problems with the M42 AI Platform;

(iii) Workarounds: Providing workarounds for known issues when available; and

(iv) Usage Guidance: Providing guidance on best practices for using the M42 AI Platform.

(b) Support Hours. Support Services shall be available during the following hours:

(i) Standard Support (Priority 3 incidents, Priority 4 incidents, and standard business support): Monday through Friday, 8:00 a.m. to 6:00 p.m. Central Time, excluding Federal Holidays (“Business Hours Support”).

(ii) Critical Support (Priority 1 incidents and Priority 2 incidents): twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year, including Federal Holidays (“Critical Support”).

(c) Support Channels. Support Services shall be available via the following channels: email, phone, and web-based ticketing system.

(d) Support Contacts. Company may designate specified individuals as authorized support contacts. M42 shall only provide Support Services to such designated contacts.

(e) Exclusions. Support Services do not include development of new features or functionality (which shall be provided as Enhancement Services pursuant to a SOW); customization or modification for Company’s specific requirements (which shall be provided as Customization Services pursuant to a SOW); or training or consulting services (which shall be provided as Professional Services pursuant to a SOW).

3.4 Enhancement Services.

(a) Scope. Upon Company’s request and subject to execution of a SOW, M42 shall develop Enhancements to the M42 AI Platform. Enhancement Services may include: development of new features or functionality; significant improvements to existing features; performance optimizations; or integration with third-party systems or technologies.

(b) Process. Company may request Enhancement Services by submitting a detailed request to M42. M42 shall review the request and provide Company with a proposal describing the scope of work; an estimated timeline; and identification of any assumptions or dependencies. If Company approves the proposal, the Parties shall execute a SOW.

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(c) Ownership. Ownership of Enhancements developed under this Section 3.4 shall be determined in accordance with Article IV of the License Agreement.

3.5 Customization Services.

(a) Scope. Upon Company’s request and subject to execution of a SOW, M42 shall provide Customization Services to modify or adapt the M42 AI Platform to meet Company’s specific requirements, which may include, but are not limited to: modification of user interfaces; custom reports or dashboards; Company-specific workflows or business logic; or data migration or conversion services.

(b) Process. The process for requesting and approving Customization Services shall be the same as for Enhancement Services described in Section 3.4(b).

(c) Ownership. Ownership of work product resulting from Customization Services shall be determined in accordance with Article IV of the License Agreement.

3.6 Professional Services.

(a) Scope. Upon Company’s request and subject to execution of a SOW, M42 shall provide Professional Services, which may include:

(i) Training: On-site or remote training on the use, administration, or development related to the M42 AI Platform;

(ii) Implementation Services: Assistance with installation, configuration, and deployment of the M42 AI Platform;

(iii) Integration Services: Development of integrations between the M42 AI Platform and other systems;

(iv) Consulting Services: Strategic or technical consulting related to the use of the M42 AI Platform; or

(v) Other Services: Other professional services related to the M42 AI Platform as mutually agreed.

(b) Process. The process for requesting and approving Professional Services shall be the same as for Enhancement Services described in Section 3.4(b).

3.7 Service Level Agreement. M42 shall perform Services in accordance with the SLA. The SLA may be amended from time to time by mutual written agreement of the Parties.

ARTICLE IV

FEES AND PAYMENT

4.1 Service Fee. Company shall pay M42 an annual fee equal to three percent (3%) of Company’s annual Revenue (as defined below), for the relevant period, as payment for all Services provided by M42 in connection with this Agreement, including Maintenance Services, Support Services, Enhancement Services, Customization Services, and Professional Services (the “Service Fee”). For purposes of this Section 4.1, the term “Revenue” means core operating revenue as reported on a consolidated basis in accordance with Generally Accepted Accounting Principles (“GAAP”), excluding any non-operating income, one-time gains, or extraordinary items.

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4.2 Payment Schedule. Company, in its sole discretion, may satisfy its obligation to pay the Service Fee in either cash or Company stock.

(a) Quarterly Payments. The Service Fee shall be paid in quarterly installments in arrears, with each quarterly payment equal to three percent (3%) of the portion of Company’s annual Revenue earned during the immediately preceding calendar quarter. Each quarterly payment shall be due and payable within forty-five (45) days following the end of each calendar quarter.

(b) Annual True-Up. Within ten (10) days following the filing of Company’s Annual Report on Form 10-K with the Securities and Exchange Commission for each fiscal year (or, if Company is not a public reporting company, within ninety (90) days following the end of each fiscal year), Company shall prepare and deliver to M42 a statement setting forth the actual Company annual Revenue for such fiscal year and a calculation of the Service Fee due based on such actual Company annual Revenue (the “Annual Statement”).

(i) If the sum of the quarterly payments made for such fiscal year is less than the Service Fee due as shown in the Annual Statement, the Company shall pay the shortfall to M42 within fifteen (15) days of delivery of the Annual Statement.

(ii) If the sum of the quarterly payments made for such fiscal year exceeds the Annual Fee due as shown in the Annual Statement, M42 shall credit such excess against future payments due.

(c) Fee Increases or Adjustments. Any increases or adjustments to the Service Fee must be mutually agreed by the Parties in writing.

4.3 Expenses. All expenses incurred by M42 in connection with performing Services, including but not limited to travel expenses, will be borne solely by M42 unless otherwise specified in a SOW and pre-approved by Company in writing.

4.4 Separate Consideration. The Parties acknowledge and agree that the fees and expenses payable under this Agreement are separate and distinct from the License Consideration payable under the License Agreement. The fees under this Agreement constitute compensation for Services provided by M42 and do not constitute additional consideration for the license and other rights granted under the License Agreement.

ARTICLE V

WARRANTIES

5.1 Service Warranties. M42 warrants that:

(a) it shall perform Services in a professional and workmanlike manner consistent with industry standards;

(b) Services shall be performed by personnel with appropriate skill, training, and experience;

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(c) Services shall be performed in compliance with all applicable Laws;

(d) it has and shall maintain all necessary licenses, permits, and authorizations to perform Services;

(e) Deliverables shall be fit for use and perform in all material respects;

(f) Deliverables shall be free from material defects in workmanship;

(g) Deliverables shall not infringe any third-party Intellectual Property Rights; and

(h) Deliverables shall be free from any viruses, malware, backdoors, disabling code, Trojan horses, worms, time bombs, cancelbots, or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept, or expropriate any system, data, or personal information.

5.2 Warranty Remedies. If any Deliverable fails to conform to the warranties in Section 5.1 and Company notifies M42 of such non-conformity, M42 shall use its best efforts to promptly re-perform the applicable Services or correct the non-conforming Deliverable at no charge to Company.

5.3 Mutual Warranties. Each Party warrants that it has full authority to enter into and perform this Agreement; its performance hereunder will not violate any agreement with any third party; and it shall comply with all applicable Laws in performing its obligations hereunder.

ARTICLE VI

INTELLECTUAL PROPERTY OWNERSHIP

6.1 M42 Pre-Existing Intellectual Property. M42 retains all right, title, and interest in and to the M42 AI Platform and all M42 tools, methodologies, know-how, processes, and techniques used in providing Services.

6.2 Company Contributions. Company shall retain all right, title, and interest in and to any materials, data, specifications, requirements, or other information provided by Company to M42 for use in connection with Services (“Company Materials”). Company grants M42 a non-exclusive, royalty-free license to use Company Materials solely to the extent necessary to perform Services.

6.3 Deliverables. Ownership of Deliverables shall be determined in accordance with Article IV of the License Agreement.

6.4 Assignment of Rights. Each Party shall, and shall cause its employees and contractors to, execute such documents and take such actions as may be reasonably necessary to effectuate the ownership provisions of this Article VI, including assignments of Intellectual Property Rights.

6.5 Source Code Escrow. Deliverables are subject to the terms of the Source Code Escrow provisions in Article V of the License Agreement and the requirements set forth in the Parties’ Source Code Escrow Agreement entered into thereunder.

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ARTICLE VII

ACCEPTANCE

7.1 Acceptance Process. For any Deliverables provided under a SOW that specifies acceptance criteria:

(a) Delivery. M42 shall notify Company when Deliverables are ready for acceptance testing and shall deliver such Deliverables to Company.

(b) Acceptance Testing. Unless the parties otherwise mutually agree, Company shall have up to thirty (30) days from delivery (the “Acceptance Period”) to test the Deliverables and determine whether they meet the acceptance criteria specified in the SOW.

(c) Acceptance. If the Deliverables meet the acceptance criteria, Company shall provide written notice of acceptance. If Company fails to provide notice of rejection within the Acceptance Period, the Deliverables shall be deemed accepted.

(d) Rejection. If the Deliverables do not meet the acceptance criteria, Company shall provide written notice of rejection specifying in reasonable detail the deficiencies. M42 shall use best efforts to correct such deficiencies and redeliver the corrected Deliverables within fifteen (15) days, unless the parties mutually agree to a different timeframe. The acceptance process shall then repeat.

(e) Dispute. If after three (3) iterations the Parties cannot agree on whether Deliverables meet the acceptance criteria, either Party may invoke the dispute resolution procedures in Article X of this Agreement.

7.2 No Acceptance Process. For Deliverables provided under a SOW that does not specify acceptance criteria, or for Services that do not result in Deliverables (such as consulting or training), such Services shall be deemed accepted upon completion.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by M42. M42 shall indemnify, defend, and hold harmless Company, its Affiliates, and sublicensees, along with their respective officers, directors, employees, agents, successors, and assigns, from and against any and all Damages arising out of, resulting from, or based upon any Claim alleging:

(a) any breach by M42 of its obligations, representations, warranties, or covenants under this Agreement;

(b)  any violation of applicable Law or Order by M42;

(c) that any Deliverable (other than to the extent it constitutes or incorporates Company Materials) infringes, misappropriates, or otherwise violates any third-party Intellectual Property Rights;

(d) any gross negligence or willful misconduct by M42.

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8.2 Indemnification Procedures. The indemnification obligations under this Article VIII are subject to the procedures set forth in Section 8.2 of the License Agreement, which are incorporated herein by reference.

8.3 Infringement Remedies. If any Deliverable becomes, or in M42’s opinion is likely to become, the subject of a Claim for infringement of Intellectual Property Rights, then M42 shall, at its sole cost, use its best efforts to:

(a) procure for Company, its Affiliates, and sublicensees the right to continue using such Deliverable; or

(b)  replace or modify such Deliverable so that it becomes non-infringing while providing substantially equivalent functionality.

ARTICLE IX

TERM AND TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and shall continue co-terminus with the License Agreement pursuant to the provisions in Article III of the License Agreement, which are incorporated herein by reference.

9.2 Additional Termination Rights and Obligations. Notwithstanding the foregoing:

(a) Company may terminate this Agreement for convenience upon sixty (60) days prior written notice to M42.

(b) This Agreement may be terminated at any time by mutual written consent by the Parties.

(c) Termination of this Agreement shall not affect the License Agreement, which shall continue in accordance with its terms. However, termination of the License Agreement shall automatically terminate this Agreement.

(d) Return of Materials. Within thirty (30) days after termination, each Party shall, at the other Party’s option, return or destroy all Confidential Information of the other Party, except: (i) as necessary to comply with Company’s rights under the License Agreement; or (ii) as required by Law or professional standards.

9.3 Effect on Rights.

(a) Company shall retain all rights in Deliverables that have been accepted prior to termination in accordance with Article VI of this Agreement and Section 3.4 of the License Agreement.

(b) For any Services in progress as of the effective date of termination: (i) M42 shall cease work promptly after termination; (ii) M42 shall deliver to Company all work product completed as of the termination date; and (iii) ownership of partially completed Deliverables shall be determined in accordance with Article VI of this Agreement and Section 3.4 of the License Agreement.

9.4 Survival. The following provisions shall survive termination of this Agreement: Article I (Definitions), Article V (Warranties), Article VI (Intellectual Property Ownership), Article VIII (Indemnification), Article IX (Term and Termination), Article X (Dispute Resolution), Article XI (Limitation of Liability), Article XII (Confidentiality) and such other provisions as by their nature should survive.

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ARTICLE X

DISPUTE RESOLUTION AND GOVERNING LAW

10.1 Alternative Dispute Resolution. The Parties agree to resolve any dispute arising under this Agreement in accordance with the procedures set forth in Article X of the License Agreement, which are incorporated herein by reference.

10.2 Governing Law. This Agreement shall be governed by the laws of the State of Texas without regard to conflicts of law principles.

ARTICLE XI

LIMITATION OF LIABILITY

11.1 Exclusion of Consequential Damages. EXCEPT FOR (A) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VIII, (B) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (C) AN UNAUTHORIZED DISCLOSURE, SECURITY BREACH, OR CYBERSECURITY INCIDENT FOR WHICH THERE IS APPLICABLE INSURANCE COVERAGE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, LOSS OF USE, LOSS OF DATA, OR BUSINESS INTERRUPTION, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2 Cap on Liability. EXCEPT FOR (A) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VIII, (B) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (C) AN UNAUTHORIZED DISCLOSURE, SECURITY BREACH, OR CYBERSECURITY INCIDENT FOR WHICH THERE IS APPLICABLE INSURANCE COVERAGE, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF FEES PAID BY COMPANY TO M42 IN THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO LIABILITY.

11.3 Basis of the Bargain. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS OF LIABILITY SET FORTH IN THIS ARTICLE XI ARE FUNDAMENTAL ELEMENTS OF THE BASIS OF THE BARGAIN AND THAT THE PARTIES WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT SUCH LIMITATIONS.

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ARTICLE XII

CONFIDENTIALITY

12.1 Incorporation. The confidentiality provisions set forth in Article VII of the License Agreement are incorporated into this Agreement by reference and shall apply to all Confidential Information disclosed by either Party under this Agreement.

12.2 Additional Confidentiality Obligations. In addition to the obligations set forth in the License Agreement, each Party acknowledges that:

(a) In the course of performing or receiving Services, each Party may have access to Confidential Information of the other Party, including technical information, business information, and personal information;

(b) M42’s personnel who perform Services may have access to Company’s systems, facilities, data, and personnel, and M42 shall ensure that all such personnel comply with the confidentiality obligations set forth in the License Agreement;

(c) Company may provide M42 with access to confidential data, including personal information or sensitive business information, and M42 shall implement reasonable security measures to protect such information;

(d) M42 shall not use any Confidential Information of Company to provide services to any other Company or for any purpose other than performing Services under this Agreement; and

(e) Each Party shall promptly notify the other Party of any unauthorized disclosure or use of Confidential Information.

ARTICLE XIII

GENERAL PROVISIONS

13.1 No Exclusivity. This Agreement is non-exclusive. M42 may provide services to other companies provided that M42 complies with its confidentiality obligations and does not use Company’s Confidential Information in providing services to such other companies. Notwithstanding the foregoing, M42 will not provide services to other companies or Persons that may compete with Company without the Company’s prior written consent, which may be withheld or conditioned.

13.2 Subcontractors. M42 may engage subcontractors to perform Services, provided that:

(a) M42 obtains Company’s prior written consent (not to be unreasonably withheld) for any subcontractor who will have access to Company’s Confidential Information or systems;

(b) M42 remains fully responsible for the performance of all Services and the acts and omissions of all subcontractors;

(c) M42 ensures that all subcontractors are bound by confidentiality and other obligations at least as restrictive as those in this Agreement; and

(d) M42 provides Company with a list of all subcontractors upon request.

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13.3 Compliance with Laws.

(a) General Compliance. Each Party shall comply with all applicable Laws in performing its obligations under this Agreement.

(b) Data Protection. If M42 processes any sensitive, personal, or healthcare data on behalf of Company, M42 shall comply with all applicable Laws, including without limitation, data protection and privacy laws, the General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA), and the Health Insurance Portability and Accountability Act of 1996 (HIPPA), as applicable. The Parties shall enter into a separate data processing agreement if required by applicable law.

(c) Export Controls. Each Party shall comply with all applicable export control and economic sanctions Laws. Neither Party shall export, re-export, or transfer any technology or technical data provided under this Agreement to any prohibited country, entity, or person without appropriate governmental authorization.

(d) Anti-Corruption. Each Party represents that it has not and will not, directly or indirectly, offer, promise, give, or authorize any payment or anything of value to any government official or any other person for the purpose of obtaining or retaining business or securing any improper advantage in connection with this Agreement.

13.4 Audit Rights. Upon reasonable advance notice and no more than once per calendar year (unless there is a reasonable suspicion of non-compliance), Company may audit M42’s records relating to Services performed under this Agreement to verify compliance with the terms of this Agreement. Such audits shall be conducted during normal business hours and in a manner that minimizes disruption to M42’s business. Company shall bear the cost of any audit.

13.5 Amendments and Waivers. This Agreement may be amended, modified, superseded, or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by both Parties hereto or, in the case of a waiver, by the Party waiving compliance, in a document that refers to this Agreement. No failure or delay on the part of any Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.

13.6 Assignment. The assignment provisions set forth in Section 12.2(a) of the License Agreement are incorporated into this Agreement by reference.

13.7  Notices. All notices required or permitted under this Agreement shall be given in accordance with Section 12.3 of the License Agreement.

13.8 Independent Contractor. M42 is an independent contractor and not an employee, agent, partner, or joint venturer of Company. M42 shall have sole control over the manner and means of performing Services, subject to the requirements of this Agreement. M42 shall be responsible for all employment-related taxes, insurance, and benefits for its personnel. M42’s personnel are not entitled to any benefits provided by Company to its employees.

13.9 Force Majeure. The Force Majeure provisions set forth in Section 12.5 of the License Agreement are incorporated into this Agreement by reference.

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13.10 Further Assurances. Each Party agrees to execute and deliver any and all further documents, and to perform such other acts, as may be reasonably necessary or expedient to carry out and make effective the purposes and intent of this Agreement.

13.11 Severability. Each term, covenant, condition, or provision of this Agreement will be viewed as separate and distinct, and in the event that any such term, covenant, condition, or provision will be deemed to be invalid or unenforceable, the court finding such invalidity or unenforceability will modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed will be deleted and the remaining terms and provisions will continue in full force and effect.

13.12 Interpretation. This Agreement has been negotiated by both Parties and shall not be construed for or against either Party. Headings are for convenience only. “Including” means “including without limitation.”

13.13 Publicity. Neither Party shall issue any press release or make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as may be required by applicable law or regulation (including securities laws). Notwithstanding the foregoing, each Party may identify the other Party as a customer or licensor, as applicable, in marketing materials and on its website, subject to the other Party’s reasonable approval of such use.

13.14 Relationship to License Agreement. This Agreement is separate and independent from the License Agreement. The Parties acknowledge that:

(a) The Stock Consideration provided under the License Agreement is solely for the licenses granted thereunder and does not include compensation for Services;

(b) The fees payable under this Agreement are solely for Services and do not constitute additional consideration for licenses; and

(c) This separation is intended to achieve the Intended Tax Treatment under the License Agreement.

13.15 Third-Party Beneficiaries. Nothing in this Agreement shall create any right or benefit in favor of any third party except as expressly provided herein.

13.16 Survival. Provisions that by their nature should survive termination or expiration of this Agreement shall survive, including but not limited to provisions regarding intellectual property ownership, confidentiality, indemnification, limitation of liability, dispute resolution, and payment obligations.

13.17 Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. Electronic signatures (including signatures transmitted by PDF, DocuSign, or similar electronic means) shall have the same force and effect as original signatures and be deemed binding for all purposes hereof.

13.18 Entire Agreement. This Agreement, together with the License Agreement, any Source Code Escrow Agreement, and all SOWs, constitutes the entire agreement between the Parties regarding Services and supersedes all prior agreements, understandings, and communications regarding such subject matter. In the event of any conflict between this Agreement and a SOW, the SOW shall control with respect to the specific Services covered thereby.

IN WITNESS WHEREOF, the Parties have executed this Technology Services Agreement as of the Effective Date.

[SIGNATURE PAGE FOLLOWS]

TECHNOLOGY SERVICES AGREEMENT	14

MESSIER 42 LLC

By:	/s/ John P. Rochon
John P. Rochon
Chairman

Date:	January 22, 2026

Address:

17304 Preston Road, Suite 520

Dallas, TX 75252

AIAI HOLDINGS CORPORATION

By:	/s/ Todd Furniss
Todd Furniss
Chief Executive Officer

Date:	January 22, 2026

Address:

17304 Preston Road, Suite 520

Dallas, TX 75252

TECHNOLOGY SERVICES AGREEMENT	15